UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 17, 2011
Date of Report (date of Earliest Event Reported)

TELETOUCH COMMUNICATIONS, INC.
(Exact Name of Company as Specified in its Charter)

DELAWARE	001-13436	75-2556090
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5718 Airport Freeway, Fort Worth, Texas 76117
 (Address of principal executive offices and zip code)

(800) 232-3888
 (Company’s telephone number, including area code)

Not applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.   Entry into a Material Definitive Agreement.

Registration Rights Agreement, Mutual Release with Retail & Restaurant Growth Capital, L.P. (“RRGC”) and Stratford Capital Partners, L.P. (“Stratford Capital”) and Unilateral Release from TLL Partners, LLC (“TLLP”) and Robert M. McMurrey, Chairman and CEO of Teletouch Communications, Inc.

On August 17, 2011, Teletouch Communications, Inc., a Delaware corporation (the “Company” or “Teletouch”) entered into a Registration Rights Agreement (the “RRA”) with Stratford Capital and RRGC, (together, the “Transferees”). Prior to the closing of the transactions described in this Current Report, the Transferees owned all of the issued and outstanding Series A Preferred Units of TLLP, an entity controlled by Robert M. McMurrey, Chairman and Chief Executive Officer of the Company and which was the largest holder of shares of Common Stock of the Company prior to the closing of the transactions disclosed in this Current Report.  Pursuant to the RRA, the Company agreed to file with the U.S. Securities and Exchange Commission, subject to certain restrictions, by October 17, 2011, a registration statement relating to the registration of (i) 4,350,000 shares of the Company’s common stock (the “Existing Shares”) held, in the aggregate, by the Transferees as of the date of the RRA, (ii) 25,000,000 shares of the Company’s common stock (the “New Shares”)  transferred to the Transferees by TLLP pursuant to the Exchange Transaction described below and (iii) 2,650,999 shares of the Company’s common stock being pledged by TLLP as security against the put option held by the Transferees as further described below (the “Pledged Shares”).  (The “Existing Shares” together with the “New Shares” and the “Pledged Shares” are hereafter referred to as the “Registrable Securities.”)  The RRA requires that the Company use its best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 and to keep such registration continuously effective thereunder. The RRA also contains indemnification and other provisions that are customary to agreements of this nature.

On August 17, 2011, the Company and the Transferees also executed a mutual release (the “Mutual Release”).  Under the terms of the Mutual Release, (i) the Transferees released each of TLLP  and the Company, as well as the respective affiliated parties of the Company and TLLP (the “Teletouch/TLLP Released Parties”), from any and all past, present, or future claims and causes of action, (a) arising out of or relating in any way to RRGC’s or Stratford Capital’s ownership interest in TLLP or the Company, including, but not limited to, any of TLLP’s actions and omissions in connection with the debt owing by TLLP to Fortress Investment Group or the other Lenders (“Fortress”) under that certain Loan Agreement dated as of August 11, 2006, as amended, supplemented or otherwise modified by TLLP and Fortress (the Company is not a party to such Loan Agreement), (b) arising out of or relating to any actions or omissions of any of the Teletouch/TLLP Released Parties in connection with TLLP or the Company, or (c) arising or in any way relating to any past actions or omissions of TLLP or the Company but excluding, solely with respect to TLLP, certain specified claims, and (ii) each of TLLP and the Company released each of RRGC and Stratford Capital, as well as their respective affiliated parties, from any and all past, present, or future claims and causes of action, arising out of or relating in any way to RRGC’s or Stratford Capital’s ownership interest in TLLP or the Company including, but not limited to, any of RRGC’s or Stratford Capital’s actions and omissions as members of TLLP or stockholders of the Company, and RRGC’s or Stratford Capital’s actions and omissions in connection with the debt due by TLLP to Fortress.  In addition, the Mutual Release provides that each party covenants not to sue any beneficiary of the persons released by it with respect to any released claim, including a third party or derivative claim.  The Company has also been informed that Mr. McMurrey entered into a separate mutual release with the Transferees.

On August 17, 2011, TLLP and Robert McMurrey executed a unilateral release (the “Release”) with the Company.  Under the terms of the Release, (i) TLLP and Mr. McMurrey released the Company, and its affiliated parties, from any and all past, present, or future claims and causes of action.  The Release excludes any and all claims and causes of action that Mr. McMurrey may have as an officer, employee or director of the Company, or of any of its subsidiaries, including without limitation employment claims and obligations, and rights to indemnification enjoyed by Mr. McMurrey arising under applicable law, the Company’s charter, bylaws, contract, or otherwise.  In addition, the Release contains a covenant by TLLP and Mr. McMurrey not to sue the Company or any of its affiliated persons with respect to any of the released claims or causes of action. The Company did not release TLLP or Mr. McMurrey from any claims or causes of action.

The above descriptions of the RRA the Mutual Release and the Release do not purport to be a complete statement of the rights and obligations arising under those documents and are qualified in their entirety by reference to the text of the RRA, the Mutual Release and the Release. Copies of the RRA, the Mutual Release and the Release are attached to this Current Report on Form 8-K as Exhibits 10.1 10.2 and 10.3, respectively. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

The RRA and the Mutual Release were executed pursuant to the terms and provisions of a certain binding agreement titled “Heads of Terms” dated August 11, 2011, by and among Stratford Capital, RRGC and TLLP (the “HT Agreement”). The HT Agreement, as amended, required that on or before August 17, 2011, TLLP exchange 25,000,000 shares of its holdings of the Company’s common stock (the “New Shares”) to settle in full TLLP’s approximately $18,200,000 redemption obligation on its outstanding Series A Preferred Units (the “Preferred Units”) and for additional cash consideration totaling $3,750,000 from the holders of these preferred units (the “Exchange Transaction”).  Based on the approximately $21,950,000 consideration exchanged by the holders of the Series A Preferred Units, TLLP realized approximately $0.88 per share in value for the shares of the Company’s common stock transferred in the Exchange Transaction.   As a result of the Exchange Transaction, Stratford Capital and RRGC received 15,000,000 shares and 10,000,000 shares, respectively, of the Company’s common stock in exchange for their respective share of the cash consideration and their respective holdings of the outstanding Preferred Units. The Company is not a party to the HT Agreement, but the Company’s execution of the RRA and the Mutual Release were conditions to the closing of the transactions contemplated by the HT Agreement.  The Company did not receive or issue any securities in connection with the HT Agreement, and except for the benefits received by the Company under the Mutual Release, the Company received none of the consideration payable under the HT Agreement.  The Company determined to execute the RRA and the Mutual Release for a number of reasons, the most significant of which was in order to mitigate the risk of becoming embroiled in disputes and potential litigation among its largest beneficial shareholders.  The Release provided to the Company by TLLP and Mr. McMurrey is not contemplated by the HT Agreement, but was required by the Company in connection with its execution of the RRA and the Mutual Release.  The Company’s execution of the RRA and the Mutual Release, and the Company’s negotiation of, and demand for, the Release issued by TLLP and Mr. McMurrey were approved by the Audit Committee of the Board of Directors, as well as by the Board of Directors, of the Company (with Mr. McMurrey and Mr. Hyde abstaining from the vote).  Mr. McMurrey is the Chairman of the Board and Chief Executive Officer of the Company, and the managing member of TLLP.  Mr. Thomas A. Hyde, Jr. is a Director of the Company, and the President and Chief Operating Officer, and in this capacity Mr. Hyde reports to Mr. McMurrey.

The New Shares to be transferred by TLLP to the Transferees in the Exchange Transaction are subject to (i) a call option in favor of TLLP which permits TLLP for a period of 15 months following the Exchange Transaction (the “Option Period”) to repurchase some or all of the New Shares then held by RRGC or Stratford Capital, on a pro rata, at an exercise price of $1.00 per share, and (ii) a put option in favor of each of RRGC and Stratford Capital to sell to TLLP for 30 days following the conclusion of the Option Period some or all of such New Shares then held by RRGC or Stratford Capital at the same exercise price of $1.00 per share, subject to adjustments and limitations. The obligation of TLLP to pay for the New Shares subject to the put option will be recourse only to TLLP and its assets, and will not be recourse to any other person or entity, including without limitation, a TLLP affiliate, absent fraud or willful misconduct. TLLP’s obligation to pay the put price under the put option will be secured by a perfected pledge over the assets of TLLP.

Also, during the Option Period, each of RRGC and Stratford Capital agree to vote their New Shares on any matter submitted to a vote of shareholders in the same proportion which other shares of the Company are voted for such matter (for example, if 60% of the shares of other shareholders are voted in favor of a matter and 40% are voted against such matter, RRGC and Stratford Capital agree to vote 60% of their shares in favor of such matter and 40% against such matter); provided, however, RRGC or Stratford are not be obligated to vote in a manner that it reasonably determines may expose each entity or its respective officers or directors to liability.

Finally, during the Option Period, each of RRGC and Stratford Capital will be permitted to sell or otherwise transfer its shares of the Company’s common stock free and clear of the options, rights and voting agreements under the HT Agreement, provided that, for seven (7) months following the date of the Exchange Transaction, Stratford Capital and RRGC agree that they will not distribute or otherwise pledge, allocate or hypothecate the New Shares and, so long as the Company has performed and is performing its obligations under the RRA, not sell or otherwise dispose of the New Shares. The call option, the put option and the voting agreement described above apply only to the New Shares then owned by RRGC and Stratford Capital.

In addition, to facilitate the Exchange Transaction, the parties to the HT Agreement also executed a certain Supplemental Agreement and an Escrow Agreement (the “EA”), both dated August 11, 2011. It is the Company’s understanding that a substantial portion of the cash payments deposited pursuant to the EA will be applied in satisfaction of the senior debt owed by TLLP to which would have matured on August 19, 2011, and which will be terminated and canceled in full. The remainder of the escrowed payments by the Transferees will be disbursed to cover TLLP’s expenses in connection with the Exchange Transaction as well as those incurred by the Transferees in connection therewith.

The closing of the Exchange Transaction occurred on August 17, 2011 and constituted a change of control of the Company because, following the Exchange Transaction and their acquisition and beneficial ownership of 29,350,000 shares or 60.2% of the Company’s outstanding securities, the Transferees, collectively, now control the Company, as stated in Schedule 13D/A by Stratford Capital and RRGC filed by each of them with the Securities and Exchange Commission on August 11, 2011 (the “13D/A”). As discussed above, the total cash consideration paid by the Transferees to TLLP in connection with the Exchange Transaction was $3,750,000 which was, to the best of the Company’s knowledge, funded by contributions from the owners of the Transferees to the working capital of each respective entity. Except as described in this Current Report, to the best of the Company’s knowledge, (i) there are no arrangements or understandings by and between TLLP and the Transferees with respect to election of the Company’s directors or any other matters, and (ii) there are no arrangements, the operation of which may result, at a future date, in another change of control transaction excluding the call and put options, as described above, that provide TLLP certain rights to re-acquire the some or all of the New Shares during the Option Period which, if exercised in sufficient quantities, could result in TLLP regaining control of the Company. The beneficial ownership information disclosed above was derived from information disclosed by the Stratford Capital and RRGC on the 13D/A.

The above descriptions of the HT Agreement and ancillary agreements and documents do not purport to be complete statements of the parties’ rights and obligations thereunder and are qualified in its entirety by reference to the text of such agreements and documents. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 5.01.   Changes in Control of Registrant

The registrant hereby incorporates by reference the disclosure made in Item 1.01 above.

 Item 9.01.   Financial Statements and Exhibits

10.1	Registration Rights Agreement dated as of August 17, 2011.
10.2	Mutual Release dated as of August 17, 2011
10.3	Release dated as of August 17, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 18, 2011	By:	/s/ Douglas E. Sloan
Name: Douglas E. Sloan
Title: Chief Financial Officer